Exhibit 10(bb)
Form of

NON-QUALIFIED STOCK OPTION AGREEMENT

under the

FPL GROUP, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

This Non-Qualified Stock Option Agreement (“Agreement”), between FPL Group, Inc. (hereinafter called the "Company") and the optionee identified on Schedule 1 attached hereto (“Optionee”) is dated ______ ___, 20___.

1.           Grant of Option.  In accordance with and subject to the terms and conditions of (a) the FPL Group, Inc. Amended and Restated Long Term Incentive Plan, as it may be amended from time to time (the "Plan") and (b) this Agreement, the Company hereby grants to the Optionee a nonqualified stock option (the "Option") to purchase the number of shares (the "Shares") of its common stock, par value $.01 per share ("Common Stock"), set forth on Schedule 1, at the option exercise price per Share set forth in Schedule 1.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

2.           Acceptance by Optionee.  The exercise of the Option or any portion thereof is conditioned upon acceptance by the Optionee of the terms and conditions of this Agreement, as evidenced by the Optionee's execution of Schedule 1 to this Agreement and the delivery of an executed copy of Schedule 1 to the Company.

3.           Vesting of Option.  Subject to the terms and provisions hereof, including Section 5 hereof, and the Plan, the Option shall vest and the Optionee may exercise the Option in accordance with the vesting schedule set forth in Schedule 1.

[for Messrs. Hay, Robo, Bennett, Davidson, Dewhurst, Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell, Rodriguez and Sieving] Notwithstanding the foregoing, if (i) the Optionee is a party to an Executive Retention Employment Agreement with the Company (“Retention Agreement”) and has not waived his or her rights, either entirely or in pertinent part, under such Retention Agreement, and (ii) the Effective Date (as defined in the Retention Agreement as in effect on the date hereof) has occurred and the Employment Period (as defined in the Retention Agreement as in effect on the date hereof) has commenced and has not terminated pursuant to section 3(b) of the Retention Agreement (as in effect on the date hereof) then, so long as the Optionee is then employed by the Company or one of its subsidiaries or affiliates, the then-unvested portion of the Option shall vest upon a Change of Control (as defined in the Retention Agreement as in effect on the date hereof), in lieu of the vesting schedule set forth in Schedule 1.

[for Messrs. Cutler and Froggatt] Notwithstanding the foregoing, the rights of the Participant upon a Change of Control (as defined in the Plan as in effect on the date hereof) shall be as set forth in section 9 of the Plan on the date hereof, in lieu of the vesting schedule set forth in Schedule 1.

If as a result of the Change of Control, the Common Stock is exchanged for or converted into a different form of equity security and/or the right to receive other property (including cash), the Option may be exercised, to the maximum extent practicable, in the same form.

4.           Expiration of Option.  The Option shall expire on the date set forth in Schedule 1 (the “Expiration Date”), unless terminated earlier as set forth in Section 5 below, and may not be exercised after the earlier of (i) the Expiration Date and (ii) the earlier termination date established in accordance with Section 5.

5.           Termination of Employment.

In the event that the Optionee’s employment with the Company (or a subsidiary, affiliate or successor of the Company) terminates for any reason prior to the date on which the Option has been fully exercised except to the extent that the Optionee’s termination of employment is governed by the terms of a Retention Agreement (in which event the terms of such Retention Agreement shall govern), the Optionee’s rights hereunder will be determined as follows:

(a)
If the Optionee’s termination of employment is due to resignation, discharge or retirement prior to age 65 which does not meet the condition set forth in Section 5(c), below, all rights to exercise the Option (or any portion thereof) which is not then vested shall be immediately forfeited, and all rights to exercise the vested portion of the Option shall expire on [for Messrs. Hay, Robo, Bennett, Davidson, Dewhurst, Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell, Rodriguez and Sieving] the Expiration Date [for Messrs. Cutler and Froggatt] the earlier to occur of (i) the Expiration Date and (ii) sixty (60) days after the date of termination of employment.

(b)
If the Optionee’s termination of employment is due to (i) total and permanent disability (as defined under the Company’s executive long-term disability plan), (ii) death or (iii) retirement on or after age 65 not meeting the condition set forth in section 5(c), below, a pro rata share of the then-unvested portion of the Option shall vest on the date of termination, based upon the number of completed days of service during the vesting period, and the vested portion of the Option shall be exercisable until [for Messrs. Hay, Robo, Bennett, Davidson, Dewhurst, Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell, Rodriguez and Sieving] the Expiration Date [for Messrs. Cutler and Froggatt] the earlier to occur of (i) the Expiration Date and (ii) one (1) year after the date of termination of employment.  The portion of the Option which does not so vest shall be forfeited effective on the date of termination of employment.

(c)
If the Optionee’s termination of employment is due to retirement on or after age 50, and if, but only if, such retirement is evidenced by a writing which specifically acknowledges that this provision shall apply to such retirement and is executed by the Company’s chief executive officer (or, if the Optionee is an executive officer, by a member of the Committee or the chief executive officer at the direction of the Committee, other than with respect to himself), the then-unvested portion of the Option shall vest on the date of termination and all outstanding Options granted hereby shall be exercisable until [for Messrs.Hay, Robo, Bennett, Davidson, Dewhurst, Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell, Rodriguez and Sieving] the Expiration Date [for Messrs. Cutler and Froggatt] the earlier to occur of (i) the Expiration Date and (ii) one (1) year after the date of termination of employment.

(d)
If an Optionee's employment is terminated for any reason other than as set forth in Sections 5(a), (b) and (c), above, or if an ambiguity exists as to the interpretation of those sections, the Committee shall determine whether the Optionee's then-unvested Options shall be forfeited or whether the Optionee shall be entitled to full vesting or to pro rata vesting based upon days of service during the vesting period, and shall also determine the period during which the Optionee may exercise any vested portion of the Option.

[the following applies only to Mr. Hay] Notwithstanding the foregoing, if the Employment Period (as defined in the Retention Agreement as in effect on the date hereof) is not then in effect, and the Optionee terminates employment for Good Reason (as defined in the Optionee’s Employment Letter with the Company (such Employment Letter as in effect on the date hereof, the “Employment Letter”) or the Company terminates the Optionee’s employment without Cause (as defined in the Employment Letter), then the Optionee shall continue to vest in any theretofore unvested portion of the Option on the schedule set forth in Schedule 1 attached hereto until the date which is two years after the date on which the Optionee’s employment is terminated, and the vested portion of the Option may be exercised until the Expiration Date.  The Portion of the option which is scheduled to vest after the date which is two years after the date on which the Optionee’s employment is terminated shall be forfeited effective on the date Optionee’s employment is terminated.

6.           Procedure for Exercise.  Subject to this Agreement and the Plan, the Option may be exercised in whole or in part by the transmittal of a written notice to the Company at its principal place of business.  Such notice shall specify the number of Shares which the Optionee elects to purchase, shall be signed by the Optionee and shall be accompanied by payment of the exercise price for the Shares which the Optionee elects to purchase.  Except as otherwise provided by the Compensation Committee of the Board or such other committee designated to administer the Plan (the “Committee”) before the Option is exercised, such payment may be made in whole or in part (i) by check payable to the Company for the full exercise price plus the applicable tax withholding resulting from such exercise; (ii) by delivery of shares of Common Stock owned by the Optionee for at least six months and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (iii) by authorizing a Company-approved third party to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding from such exercise.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable State or Federal securities laws or the rules and regulations of any securities exchange on which the Common Stock is traded. If any applicable law requires the Company to take any action with respect to the Shares specified in the written notice of exercise, or if any action remains to be taken under the Articles of Incorporation or Bylaws of the Company, as in effect at the time, to effect due issuance of the Shares, then the Company shall take such action and the day for delivery of such Shares shall be extended for the period necessary to take such action.  No Optionee shall have any of the rights of a shareholder of the Company under any Option unless and until Shares are duly issued upon exercise of the Option.

7.           Non-Transferability of Stock Options.  The Option granted hereunder to the Optionee shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and such Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee.

8.           Effect Upon Employment.  This Agreement is not to be construed as giving any right to the Optionee for continuous employment by the Company or a subsidiary or affiliate.  The Company and its subsidiaries and affiliates retain the right to terminate the Optionee at will and with or without cause at any time [for Messrs.Hay, Robo, Bennett, Davidson, Dewhurst, Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell, Rodriguez and Sieving] (subject to any rights the Optionee may have under the Optionee’s Retention Agreement [and Employment Letter, in the case of Mr. Hay]).

9.              Protective Covenants. In consideration of the Non-Qualified Stock Option Award granted under this Agreement, the Optionee covenants and agrees as follows (the "Protective Covenants"):

(a)
During the Optionee's employment with the Company, and for a two-year period following the termination of the Optionee's employment with the Company, Optionee agrees (i) not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts, or (ii) directly or indirectly solicit any of the Company’s customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of the Optionee or for the benefit of any third party, nor shall the Optionee accept consideration or negotiate or enter into agreements with such parties for the benefit of the Optionee or any third party.

(b)
During the Optionee's employment with the Company and for a two-year period following the termination of the Optionee's employment with the Company, the Optionee shall not, directly or indirectly, on behalf of the Optionee or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company or its subsidiaries or affiliates to leave the Company's employ (or the employ of such subsidiary or affiliate) or to hire or to cause any employee of the Company to become employed for any reason whatsoever.

(c)
The Optionee shall not, at any time or in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company’s good name or business reputation.

(d)
The Optionee acknowledges that the Company would not have an adequate remedy at law for monetary damages if the Optionee breaches these Protective Covenants.  Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach.  In addition, upon any breach of these Protective Covenants or any separate confidentiality agreement or confidentiality provisions between the Company and the Optionee, all Optionee’s rights to exercise the Option as to theretofore unvested Shares under this Agreement shall be forfeited.

(e)
For purposes of this Section 9, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and NextEra Energy Resources, LLC, and their respective subsidiaries and affiliates (such subsidiaries and affiliates being hereinafter referred to as the “FPL Entities”). The Company and the Optionee agree that each of the FPL Entities is an intended third-party beneficiary of this Section 9, and further agree that each of the FPL Entities is entitled to enforce the provisions of this Section 9 in accordance with its terms.

(f)	Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.

10.           Successorsand Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company and the Optionee and their respective heirs, successors and assigns.

11.           Adjustments.  In the event of any change in the outstanding Shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or similar corporate change, then the number of Shares granted under this Option shall be adjusted proportionately.  No adjustment will be made in connection with the payment by the Company of any cash dividend on its Common Stock or in connection with the issuance by the Company of any warrants, rights, or options to acquire additional Shares of Common Stock or of securities convertible into Common Stock.

12.           Compliance With Applicable Law/Governing Law/Jurisdiction.  The issuance of the Shares pursuant to the exercise of this Option is subject to compliance with all applicable laws, including without limitation laws governing withholding from employees and nonresident aliens for income tax purposes.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.  All suits, actions, and proceedings relating to this Agreement or the Plan shall be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida.  The Company and Optionee hereby consent to the personal jurisdiction of the courts described in this section for the purpose of all suits, actions, and proceedings relating to the Agreement or the Plan.  The Company and Optionee each waive all objections to venue and to all claims that a court chosen in accordance with this section is improper based on a venue or a forum non conveniens claim.

13.           Incorporation of Plan's Terms - This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement (including, but not limited to, the provisions of Section 9 of the Plan as in effect on the date hereof pertaining to a Change of Control [for Messrs.Hay, Robo, Bennett, Davidson, Dewhurst, Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell, Rodriguez and Sieving] provided that if the Optionee is a party to a Retention Agreement, the provisions of Section 3 hereof shall supersede the provisions of the Plan with respect to a Change of Control).  If there is a difference or conflict between the provisions of this Agreement and the mandatory provisions of the Plan, the provisions of the Plan will govern.  If there is a difference or conflict between the provisions of this Agreement and a provision of the Plan as to which the Committee is authorized to make a contrary determination, the provisions of this Agreement will govern.  Except as otherwise expressly defined in this Agreement, all terms used herein are used as defined in the Plan as it may be amended from time to time.  The Company and Committee retain all authority and powers granted by the Plan as it may be amended from time to time not expressly limited by this Agreement.  The Optionee acknowledges that he or she may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Agreement.

14.           Interpretation.  The Committee has the sole and absolute right to interpret the provisions of this Agreement.

15. Amendment.  This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Optionee.

16.           Data Privacy.  By entering into this Agreement, the Optionee:  (i) authorizes the Company or any of its Subsidiaries, and any agent of the Company or a Subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Subsidiaries such information and data as the Company or any such Subsidiary shall reasonably request in order to facilitate the grant of the Option, the exercise of the Option, or delivery of Shares upon exercise; and (ii) authorizes the Company or any of its Subsidiaries to store and transmit such information in electronic form, provided such information is appropriately safeguarded in accordance with Company policy.

By signing this Agreement, the Optionee accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that he has received a copy of the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the Date of Grant set forth in Schedule 1.

FPL GROUP, INC.

By:  ___________________________________

Schedule 1

Non-Qualified Stock Option Agreement

Name of Optionee:

Date of Grant:

Number of Shares:	_______ shares of Common Stock
Option Exercise Price Per Share:	$______
Expiration Date:	________ (subject to earlier termination in accordance with the attached Agreement)
Vesting Schedule:
The shares of Common Stock subject to this Option shall
vest according to the following schedule:
______ shares on ______, 20___,
______ shares on ______, 20___ and
______ shares on ______, 20___
except that such Shares shall become fully vested upon the
occurrence of a Change of Control if the Optionee is
employed by the Company or a Subsidiary on such date,
[for Messrs. Hay, Robo, Bennett, Davidson, Dewhurst,
Kelliher, McGrath, Nazar, Olivera, Pimentel, Poppell,
Rodriguez and Sieving] as more fully set forth in Section 3
of the Agreement of which this Schedule is a part.

[for Messrs. Cutler and Froggatt] For purposes of this
Agreement, the term “Change of Control” shall have the
meaning ascribed to such term in the Plan as in effect on
the date hereof.

The undersigned agrees to the terms and conditions of the Non-Qualified Stock Option Agreement of which this Schedule 1 is a part.

Date Accepted:  ___________________     By:  _________________________